Exhibit  16.1  -  Letter re: Change of Certifying Accountant

                           CHISHOLM,BIERWOLF & NILSON
                          Certified Public Accountants
                            533 W. 2600 S., Suite 250
                              Bountiful, Utah 84010
A Limited Liability                                        Office (801) 292-8756
Partnership                                                Fax (801) 292-8809





January 23, 2007

Office of the Chief Accountant
Securities and Exchange Commission
450 West Fifth Street N.W.
Washington DC 20549

Ladies and Gentlemen

We have read Item 4.01 "Changes in Registrant's Certifying Accountant" in the Form 8-K dated January 22, 2007 of Calypso Financial Services, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein as they relate to our firm.

Yours truly,


/s/ Chisholm, Bierwolf & Nilson
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CHISHOLM , BIERWOLF & NILSON